URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

News Release

URANIUM 308 CORP. ENTERS INTO LETTER OF INTENT TO ACQUIRE MONGOLIA ENERGY LIMITED WHICH PROVIDES URANIUM 308 CORP. WITH THE ABILITY TO ACQUIRE TWO EXPLORATION LICENSES IN MONGOLIA

August 28, 2007

Las Vegas, Nevada - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to announce that it has entered into a letter of intent to acquire all of the issued and outstanding shares of Mongolia Energy Limited (“MEL”), a BVI corporation in exchange for the Company agreeing to issue up to a maximum of 25,000,000 common shares in aggregate to: (i) the shareholders of MEL; and (ii) the number of shares of common stock of the Company that would be required to be issued under the share purchase agreement between MEL, Tooroibandi Limited and Mr. Lin Dong Hong. The Company and MEL expect to enter into a formal share purchase agreement in the very near future.

MEL has entered into a share purchase agreement with Tooroibandi Limited, a Mongolian corporation which owns two exploration licenses, and Mr. Lin Dong Hong, whereby MEL will acquire all of the issued and outstanding shares of Tooroibandi Limited from Mr. Lin Dong Hong in exchange for (i) US$4,550,000 in cash, (ii) the completion of an exploration program, and (iii) the issuance of at least 15,000,000 shares of a publicly listed US reporting issuer which has acquired or has entered into an agreement to acquire MEL, if the initial assessment report indicates that the area covered by the two exploration licenses owned by Tooroibandi Limited has the potential to be a commercially viable middle to large size uranium deposit. The share purchase agreement between MEL, Tooroibandi Limited and Mr. Lin Dong Hong is expected to be completed on August 31, 2007.

On behalf of the Board of Directors,

Uranium 308 Corp.

Dennis Tan
President and Director

For more information contact:
Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.